Exhibit No. 11

STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

	Nine Months Ended September 30, 2003		Three Months Ended September 30, 2003
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)
Basic Weighted Average Shares Outstanding	5,695	$0.88	5,695	$0.30

Diluted
Average Shares Outstanding	5,695		5,695
Common Stock Equivalents	25		25

	5,720	$0.88	5,720	$0.30

	Nine Months Ended September 30, 2002		Three Months Ended June 30, 2002
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)
Basic Weighted Average Shares Outstanding	5,548	$0.80	5,695	$0.27

Diluted
Average Shares Outstanding	5,548		5,695
Common Stock Equivalents	14		14

	5,562	$0.80	5,709	$0.27

All per share data has been adjusted to reflect a 5-for-4 stock split effected as a 25% stock dividend on September 1, 2003.